Exhibit 99.1

March 27, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

                Lone Star Technologies, Inc., a Delaware corporation, (the “Company”) has received a representation letter from Arthur Andersen LLP (“Andersen”), the Company’s independent public accountants, in connection with the issuance of Andersen’s audit report included within this filing on Form 10-K.  In its letter, Andersen has represented to us that the audit of the consolidated financial statements of the Company and subsidiaries as of December 31, 2001 and for the year ended was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen’s personnel working on the audit, and availability of national office consultation.  Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Sincerely,

Lone Star Technologies, Inc.

By:	/s/ Robert F. Spears
	Name:	Robert F. Spears
	Title:	Vice President, General Counsel
and Secretary